===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):

                             (Not Applicable)


                      EVANS ENVIRONMENTAL CORPORATION
          ------------------------------------------------------
          (Exact Name of Registrant as Specified in its Charter)


   COLORADO                       0-16322                   84-1061207
---------------               ----------------          -------------------
(State or other               (Commission File            (IRS Employer
jurisdiction of                    Number)              Identification No.)
incorporation)


99 SOUTHEAST FIFTH STREET, FOURTH FLOOR, MIAMI, FL               33131
--------------------------------------------------              --------
    (Address of Principal Executive Offices)                    Zip Code



     Registrant's telephone number, including area code (305) 374-8300


===========================================================================

ITEM 5    OTHER EVENTS


     In August 1995, in connection with a full and final settlement of certain outstanding notes receivable issued to the Company in October 1994 in connection with the sale of common stock, the Company agreed to revise the purchase price per share of the stock sold from $.75 to approximately $.24 and reduce the number of shares purchased to 2,500,000. In addition, the Company issued, at a price of $1.91 per unit, 249,745 units pursuant to Regulation S, each unit consisting of one share of Series A preferred stock and ten shares of common stock. The overall effect of this settlement is that the Company has issued 249,745 shares of Series A preferred stock, convertible into 2,996,940 shares of common stock and 4,997,450 shares of common stock at a purchase price of $1,100,000 or approximately $.14 per share. As of August 31, 1995, the Company had received $976,500 of the $1,100,000. All of the expenses of this transaction were previously reflected in the financial statements as of June 30, 1995 set forth in the Company's filing of its Form 10-QSB for the first quarter of fiscal 1996. The balance of $123,500 is scheduled to be paid during the month of September 1995. The Company has received $476,500 in cash and $500,000 in equities in U.S. publicly traded companies. The market value on a bid price valuation basis of the equities so received is $562,000 as of September 11, 1995.

     Taking into account the above described transactions, and preliminary unaudited results of operations for the months of July and August 1995, the Company's net worth has increased from $914,958 as shown in the Company's Form 10-QSB filed with the Securities and Exchange Commission to a total in excess of $1,300,000 as of August 31, 1995.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 13, 1995    EVANS ENVIRONMENTAL CORPORATION,
                              a Colorado corporation


                              By: /s/ Charles C. Evans
                                  -------------------------------------
                                  Charles C. Evans,
                                  Chairman of the Board of Directors